Exhibit 10.24

Form of

NON-QUALIFIED STOCK OPTION AGREEMENT

For CEO

PURSUANT TO THE

BARNES GROUP INC.

STOCK AND INCENTIVE AWARD PLAN

as amended effective December 31, 2008

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

OPTION AGREEMENT executed in duplicate as of February 13, 2008 (the “Grant Date”), between Barnes Group Inc., a Delaware corporation, (the “Company”) and             , an employee of the Company or of one of its Subsidiaries (the “Optionee”), as amended effective December 31, 2008.

In accordance with the provisions of the Barnes Group Inc. Stock and Incentive Award Plan as amended through December 31, 2008 or such later date(s), if any, to which the December 31, 2008 documentary compliance date set forth in paragraph .01 of section 3 of IRS Notice 2006-79 as modified by section 3.01(B)(1) of IRS Notice 2007-86 is extended, but excluding any amendment of such Plan that would constitute a modification or extension of an option within the meaning of Treasury Regulation section 1.409A-1(b)(5)(v) (the “Plan”), and in fulfillment of the Company’s obligations under Section 6.2(vii), Section 6.3 and Section 6.4 of the Employment Agreement dated October 19, 2006 between the Company and the Optionee, as amended to date (the “Employment Agreement”), the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) has authorized the execution of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein shall have the same meaning as provided for in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Optionee the option to purchase [# OF OPTIONS GRANTED] shares of Common Stock (the “Option”).

2.	Purchase Price. The purchase price of the shares of Common Stock covered by this Option shall be $ per share which is one hundred percent (100%) of the Fair Market Value of the Common Stock on the Grant Date (the “Purchase Price”).

3.	Exercise of Option.

(a)	The Option shall vest (i.e., become exercisable) at the rate of 33.3334% of the shares covered by the Option on August 13, 2009 and 33.3333% of such shares on each of August 13, 2010 and August 13, 2011. The number of shares with respect to which the Option vests on any date shall be rounded to the nearest whole Option; provided, that the aggregate number of shares with respect to which the Option vests shall not exceed the number of shares set forth in Section 1 hereof.

(b)	Subject to Section 4 below and Section 7 of the Employment Agreement, any portion of the Option which has not vested pursuant to Section 3(a) before the date, if any, on which a Change of Control as defined in Section 6.4 of the Employment Agreement occurs shall vest on that date.

4.	Termination. The Option shall terminate 10 years after the Grant Date of this Option (the “Termination Date”) unless it terminates earlier under the following conditions:

(a)	If the Optionee’s employment terminates for any reason other than (i) death, (ii) Disability (as defined in Section 4(b)(i) or 4(b)(ii)), or (iii) “cause” (as hereinafter defined), that portion of the Option which is exercisable as of the date of such termination of employment shall terminate on the date of such termination of employment (or one (1) year after such termination of employment if the Optionee’s employment was terminated by the Company and/or its Subsidiaries without “cause”). That portion of the Option which has not yet become exercisable as of the date of such termination of employment shall be forfeited as of such date.

(b)	(i) If the Optionee’s employment and the “Employment Term” as defined in Section 1 of the Employment Agreement are terminated by reason of the Optionee’s “Disability” within the meaning of Section 5(d) of the Employment Agreement, or (ii) if the Optionee’s employment terminates as a result of death or Disability as hereafter defined, that portion of the Option which has not yet become exercisable shall become immediately exercisable as of the date of such termination of employment and the Option shall terminate one (1) year after the date of such termination of employment. For purposes of this Agreement (other than clause (i) of this Section 4(b) and Section 4(d)), “Disability” shall have the meaning set forth in the Company’s long-term disability plan as in effect from time to time (or, if that plan is not in effect at the time in question, as it was last in effect).

(c)	Notwithstanding the preceding paragraphs, if the Optionee’s employment is terminated for “cause”, all of the outstanding Options shall terminate on the date of such termination of employment. For purposes of this Agreement, “cause” shall mean (i) the willful and continued failure by the Optionee to substantially perform the Optionee’s duties with the Company (other than any such failure resulting from the Optionee’s incapacity due to physical or mental illness) or (ii) the willful engaging by the Optionee in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise.

(d)	Notwithstanding Section 4(a) and Section 4(c), if the Optionee’s employment and the “Employment Term” are terminated by the Company without “Cause” (except by reason of the Optionee’s “Death” or “Disability”) or by the Optionee for “Good Reason”, that portion of the Option which is held by the Optionee as of the date his employment terminates and has not yet become exercisable shall become exercisable on the same basis as if the Optionee continued as an employee through the expiration of the “Severance Period”, and the Option shall terminate one (1) year and one (1) day following the expiration of the “Severance Period”. Any capitalized term that appears in quotation marks in this Section 4(d) shall have the meaning ascribed thereto in the Employment Agreement.

(f)	Notwithstanding any other provision of this Agreement, no portion of the Option may be exercised after the Termination Date.

5.	Method of Exercising Option. This Option shall be exercised in whole or in part by delivery of written notice to the stock plan administrator of the Company (the “Administrator”), in a form satisfactory to the Administrator, specifying the number of shares which will be purchased and the date on which the shares will be purchased (the “Purchase Date”). The notice shall be accompanied by full payment for the shares to be purchased.

If the Optionee elects to pay the Purchase Price in whole or in part through proceeds generated by the sale of stock acquired under this Option through a broker under a cashless exercise arrangement referred to in Section 7(b)(iii) of the Plan and approved by the Committee, that part of the Purchase Price to be paid with proceeds of such sale may be paid pursuant to the arrangement approved by the Committee.

Payment for shares being purchased pursuant to the Option may be in whole or in part with shares of Common Stock by either actual delivery of shares or by attestation, provided that such shares have been owned by the Optionee for at least six months or were acquired on the open market. The value of the shares shall be their Fair Market Value on the Purchase Date. Stock certificates representing any shares being actually delivered as payment must be delivered to the Administrator on the Purchase Date.

In connection with the exercise of the Option, the Common Stock to be issued shall be credited to a book entry account in the name of the Optionee. In lieu of crediting such shares to a book entry account, at the election and expense of the Optionee, stock certificates representing shares purchased will be delivered to the Optionee as soon as administratively practicable after the exercise of the Option.

6.	Commitments of the Optionee. In the event of any breach by the Optionee of the terms of Section 8 of the Employment Agreement, then notwithstanding any other provision of this Agreement or the Plan, the Option shall immediately expire and shall not be exercisable after such breach. Subject to Section 4(d), if the Optionee, at any time before the Option terminates: (a) directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor or in any other capacity, accepts employment by, renders services for or otherwise assists any other business which competes with the business conducted by the Company or any of its Subsidiaries in which the Optionee has worked during the Optionee’s last two years with the Company or any of its Subsidiaries; (b) directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee of the Company or any of its Subsidiaries, or encourages any such employee to leave such employment; (c) uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or any of its Subsidiaries (except as required by the Optionee’s work responsibilities with the Company or any of its Subsidiaries); or (d) is convicted of a crime against the Company or any of its Subsidiaries; or (e) engages in any activity in violation of the policies of the Company or any of its Subsidiaries, including without limitation the Company’s Code of Business Ethics and Conduct, or, at any time, engages in conduct adverse to the best interests of the Company or any of its Subsidiaries; then should any of the foregoing events occur, the Option shall be canceled, unless the Committee, in its sole discretion, elects not to cancel such Option. The obligations in this Section 6 are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Optionee and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

7.	Non-Transferability. This Option shall not be transferable by the Optionee otherwise than to a Beneficiary, and during the lifetime of the Optionee, this Option may be exercised only by the Optionee.

8.	Withholding of Taxes. The Committee may cause to be made, as a condition precedent to any payment or transfer of stock hereunder, appropriate arrangements for the withholding of any Federal, state or local taxes. The Company shall accept whole shares of Stock of equivalent Fair Market Value in payment of the Company’s minimum statutory withholding tax obligations if the Optionee elects to make payment in such manner.

9.	No Implied Promises. By accepting the Option and executing this Agreement, the Optionee recognizes and agrees that the Company and its Subsidiaries, and each of their officers, directors, agents and employees, including but not limited to the Board of Directors of the Company and the Committee, in their oversight or conduct of the business and affairs of the Company and its Subsidiaries, may in good faith cause the Company and/or a Subsidiary to act or omit to act in a manner that will, directly or indirectly, prevent all or part of the Option from vesting or cause all or part of the Option to terminate. No provision of this Agreement shall be interpreted or construed to impose any liability upon the Company, any Subsidiary, or any officer, director, agent or employee of the Company or any Subsidiary, or the Board or the Committee, for any failure to vest or termination of the Option that may result, directly or indirectly, from any such action or omission, or shall be interpreted or construed to impose any obligation on the part of any such entity or person to refrain from any such action or omission.

10.	Notices. Any notice hereunder by the Optionee shall be given to the Administrator in writing and such notice and any payment by the Optionee hereunder shall be deemed duly given or made only upon receipt by the Administrator at Barnes Group Inc., P. O. Box 489, 123 Main Street, Bristol, Connecticut 06011-0489, U.S.A., or at such other address as the Company may designate by notice to the Optionee. Any notice to the Optionee shall be in writing and shall be deemed duly given if delivered to the Optionee in person or mailed or otherwise delivered to the Optionee at such address as the Optionee may have on file with the Company from time to time.

11.	Interpretation and Disputes. This Agreement shall be interpreted and construed by the Committee, and any such interpretation or construction shall be binding and conclusive on the Company and the Optionee. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

With respect to any claim, demand, dispute, action or cause of action arising from such interpretation or construction by the Committee that also arises under or relates to the Employment Agreement, the provisions of Section 13 of the Employment Agreement (rather than the following provisions of this Section 11) shall apply. Any other claim, demand or controversy arising from such interpretation or construction by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Administrator within thirty (30) days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (i) the resolution of the dispute; (ii) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (iii) thirty (30) days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within fourteen (14) days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. The Optionee and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and the Optionee agrees that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

12.	General.

(a)	Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ or other service of the Company or any Subsidiary, or shall limit in any manner the right of the Company, its stockholders or any Subsidiary to terminate the employment or other service of the Optionee or adjust the compensation of the Optionee.

(b)	The Optionee shall have no rights as a stockholder with respect to any shares that may be issued pursuant to this Agreement until the date of issuance to the Optionee of a stock certificate for such shares or the date of entry of a credit for such shares in a book entry account in the name of the Optionee.

(c)	This Agreement shall be binding upon the successors and assigns of the Company and upon the Beneficiary, estate, legal representatives, legatees and heirs of the Optionee.

(d)	Any waiver by a party of another party’s performance of, or compliance with, the obligations under this Agreement shall not operate, or be construed, as a waiver of any subsequent failure by such other party to perform or comply.

(e)	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(f)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(g)	The Option is intended to qualify as an “Option” that is a “Non-Statutory Stock Option” as defined in the Plan, a copy of which has been or is herewith being supplied to the Optionee and the terms and conditions of which are hereby incorporated in this Agreement by reference. Any provision of the Plan to the contrary notwithstanding, no equitable adjustment or other change may be made to the Option pursuant to Section 10 of the Plan or otherwise that would cause the Option to fail to qualify as an option that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A), or that would constitute a modification of the Option under Treasury Regulation section 1.409A-1(b)(5)(v)(B). For the avoidance of doubt, and without limiting the generality of the foregoing, neither the exercise price nor the number of shares subject to the Option may be equitably adjusted pursuant to Section 10 of the Plan to reflect a stock split (including a reverse stock split) or stock dividend unless the conditions set forth in the second sentence of Treasury Regulation section 1.409A-1(b)(5)(v)(H) are satisfied such that there will be no modification of the Option under Treasury Regulation section 1.409A-1(b)(5)(v)(B).

(h)	The Option is intended to qualify as an option that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A). The Option and this Agreement shall be administered, interpreted and construed to carry out such intention, and any provision of this Agreement that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that the Option does not provide for such a deferral of compensation, nor does the Company make any other representation, warranty or guaranty to the Optionee as to the tax consequences of the Option or this Agreement.

(i)	Except as otherwise provided in Section 13 below, this Agreement may only be amended in a writing signed by the Optionee and an officer of the Company (other than the Optionee) duly authorized to do so. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

13.	Consent to Certain Amendments and Provisions.

(a)	By executing this Agreement, the Optionee hereby irrevocably (i) authorizes the Committee or the Board of Directors of the Company (the “Board”), on or before December 31, 2008 or such later date(s), if any, to which the December 31, 2008 documentary compliance date set forth in paragraph .01 of section 3 of IRS Notice 2006-79 as modified by section 3.01(B)(1) of IRS Notice 2007-86 is hereafter extended (the “409A Documentary Compliance Date”), to amend this Agreement and any “Prior Non-Grandfathered Compensation Arrangement” as defined in Section 13(b) below, in any respect that the Committee or the Board determines to be necessary, advisable or expedient to plan for, respond to, comply with or reflect Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) consents in advance to any and all such amendments of this Agreement and any Prior Non-Grandfathered Compensation Arrangement, and (iii) consents in advance to any amendment of the Plan that the Board hereafter adopts on or before the 409A Documentary Compliance Date to plan for, respond to, comply with or reflect Section 409A of the Code, and (iv) agrees that the Optionee’s consent to any such amendments of this Agreement, any Prior Non-Grandfathered Compensation Arrangement and the Plan shall be as effective as if such amendments were fully set forth herein, and (v) waives any right he may have to consent to the amendment in question if for any reason the Optionee’s consent to any of the aforementioned amendments is not legally effective, and (vi) recognizes and agrees that the Company does not represent, warrant or guarantee that any amendment of this Agreement or any Prior Non-Grandfathered Compensation Arrangement or the Plan that is made pursuant to this Section 13(a), or any Different Identification Method that the Board or Committee may prescribe or Different Election that the Board or Committee may make in accordance with Section 13(c) below, will have its intended tax effect or will enable compensation to be exempt from or comply with Section 409A of the Code, and that the Company does not make any other representation, warranty or guaranty to the Optionee as to the tax consequences of any such amendment, Different Identification Method or Different Election. For the avoidance of doubt, nothing in this Section 13(a) is intended to authorize or constitute the Optionee’s consent to any amendment that would constitute a modification or extension of a stock option within the meaning of Treasury Regulation section 1.409A-1(b)(5)(v). If and to the extent that, notwithstanding the foregoing, anything herein would be interpreted or construed to authorize or constitute the Optionee’s consent to any such amendment, then to that extent the authorization or consent is hereby rescinded.

(b)

For purposes of Section 13(a) above, a “Prior Non-Grandfathered Compensation Arrangement” means any compensation arrangement between the Company and the Optionee that was entered into before the Grant Date (whether or not paid in full before the Grant Date) except to the extent that the compensation payable (or paid) under such arrangement is

“grandfathered” from Section 409A of the Code (i.e., is compensation to which Section 409A of the Code does not apply, according to Treasury Regulation section 1.409A-6 or any other applicable Treasury Department guidance). In no event shall an arrangement that is grandfathered from Section 409A in the absence of this Section 13 be deemed to be a Prior Non-Grandfathered Compensation Arrangement within the meaning of Section 13(a). The Optionee recognizes and agrees that Prior Non-Grandfathered Compensation Arrangements include, but may not be limited to, the Employment Agreement and (i) any stock option, restricted stock unit, performance share, performance unit or contingent dividend equivalent award that the Company granted to the Optionee after December 31, 2004 under the Plan, (ii) any restricted stock unit, performance-accelerated restricted stock unit, performance share, performance unit or contingent dividend equivalent award that the Company granted to the Optionee before December 31, 2004 (whether under the Plan or otherwise) that was outstanding and unvested on that date, and (iii) any non-qualified deferred compensation plan, such as the Company’s Retirement Benefit Equalization Plan, Supplemental Executive Retirement Plan and Supplemental Senior Officer Retirement Plan, if and to the extent that the Optionee accrued benefits or vested in benefits under such plan after that date.

(c)

The Optionee agrees that, if at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, the Optionee is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code section 416(i)(5)), the Optionee shall be treated as a “Specified Employee” within the meaning of Code Section 409A and Treasury Regulation section 1.409A-1(i) (or other similar or successor provisions)(“Specified Employee”) for purposes of this Agreement and any Prior Non-Grandfathered Compensation Arrangement and any compensation arrangement that may hereafter be adopted by the Company in which the Optionee may participate (“Future Compensation Arrangement”) for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board or Committee hereafter prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”)(a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) and the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether the Optionee shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board or Committee. The Optionee hereby irrevocably (i) consents to any such Different Identification Method that the Committee or Board may hereafter prescribe and any such Different Election that the Committee or Board may hereafter make in accordance with that Treasury Regulation or otherwise in accordance with Code Section 409A and the transition rules and official guidance thereunder, for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Agreement, any Prior Non-Grandfathered Compensation Arrangement and any Future Compensation Arrangement, and (ii) agrees that the Optionee’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (iii) waives any right he may have to consent to the Different Identification Method or Different Election in question if for any reason the Optionee’s consent to such Different Identification Method or Different Election is not legally effective.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BARNES GROUP INC.		OPTIONEE

BY:
	Senior Vice President-Human Resources	[OPTIONEE]

Approved by the Compensation and Management

Development Committee of the Board of Directors: 02/13/08

As amended effective 12/31/08

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